Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Mural Oncology plc
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, nominal value $0.01 per share	Other	954,768 shares (2)	$3.54 (3)	$3,379,878.72 (3)	$0.00015310	$517.46
Total Offering Amounts					$3,379,878.72		$517.46
Total Fee Offsets							-
Net Fee Due							$517.46

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 854,768 additional shares issuable under the 2023 Stock Option and Incentive Plan and (ii) 100,000 additional shares issuable under the 2023 Employee Stock Purchase Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Market on March 8, 2025.